                                                                     Exhibit 5.1

                        [Covington & Burling Letterhead]



                                                 May 4, 2006



The Goodyear Tire & Rubber Company
1144 East Market Street
Akron, Ohio  44316-0001

Ladies and Gentlemen:

            We have acted as counsel to The Goodyear Tire & Rubber Company, an Ohio corporation (the "Company"), in connection with a registration statement on Form S-3 (the "Registration Statement") being filed on the date hereof by the Company under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, relating to the resale by certain selling securityholders of (i) up to $278,743,000 aggregate principal amount of the Company's 4.00% Convertible Senior Notes due 2034 (the "Notes") issued under the Indenture, dated as of July 2, 2004 (the "Indenture"), among the Company and Wells Fargo Bank, N.A., as trustee, and (ii) shares of the Company's common stock, without par value, issuable upon conversion of the Notes.

            We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals, and that the Notes have been duly authenticated by the Trustee as provided in the Indenture for the Notes. We have assumed further that the Company is duly organized, validly existing and in good standing under the laws of the state in which it is organized and that it has the requisite power, authority and legal right to execute, deliver and perform the Notes. We have assumed further that the Company has duly authorized, executed and delivered the Indenture and the Notes.

            We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

            Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that the Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency,

April 4, 2006
Page 2

fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            The foregoing opinion is subject to the qualifications that we express no opinion as to (i) waivers of defenses or statutory or constitutional rights or waivers of unmatured claims or rights, (ii) rights to indemnification, contribution or exculpation to the extent that they purport to indemnify any party against, or release or limit any party's liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy, or (iii) rights to collection or liquidated damages or penalties on overdue or defaulted obligations.

            We are members of the bar of the State of New York. We do not express any opinion herein on any laws other than the law of the State of New York and the Federal law of the United States of America.

            We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                                 Very truly yours,

                                                 /s/ Covington & Burling